EXHIBIT A

VALOR COMPUTERIZED SYSTEMS LTD.

THE 2000
SHARE OPTION PLAN

1.	NAME

This Plan, as amended from time to time, shall be known as the VALOR COMPUTERIZED SYSTEMS Ltd. 2000 Share Option Plan (“the Option Plan” or “the Plan”).

2.	PURPOSE OF THE OPTION PLAN

The Option Plan is intended as an incentive to retain, in the employ and/or service of VALOR COMPUTERIZED SYSTEMS Ltd. (“the Company”) or a Subsidiary of the Company which now exists or hereafter is organized or acquired by the Company, persons of training, experience, and ability, to attract new employees directors or consultants, whose services are considered valuable, to encourage the sense of proprietorship of such persons, and to stimulate the active interest of such persons in the development and financial success of the Company by providing them with opportunities to purchase shares in the Company, pursuant to the Option Plan approved by the board of directors of the company (“the Board”). Options granted under the Option Plan may or may not contain such terms as will qualify such Options for the special tax treatment under section 102 of the Israeli Tax Ordinance (“Section 102”).

Options containing such terms as will qualify them for the special tax treatment under Section 102 of the Israeli Tax Ordinance , shall be referred to herein as “102 Options”.

Options that do not contain such terms as will qualify them for the special tax treatment under Section 102 of the Israeli Tax Ordinance , shall be referred to herein as “3(i) Options”.

All Options granted hereunder, whether together or separately, shall be hereinafter referred to as “Options”.

The term “Subsidiary” shall mean for the purposes of the Plan: any company (other than the Company) in an unbroken chain of companies beginning with the Company if, at the time of granting an option, each of the companies other than the last company in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other companies in such chains.

The term “Parent” shall mean for the purposes of the Plan: any company (other than the Company) in an unbroken chain of companies ending with the Company if, at the time of granting an Option, each of the companies (other than the Company), owns stock possessing fifty percent (50%) or more of total combined voting power of all classes of stock in one of the other companies in such chain.

3.	ADMINISTRATION OF THE OPTION PLAN

The Board or a share option committee appointed and maintained by the Board for such purpose (“the Committee”) shall have the power to administer the Option Plan. Notwithstanding the above, the Board shall automatically have a residual authority if no Committee shall be constituted or if such Committee shall cease to operate for any reason whatsoever.

The Committee shall consist of such number of members (not less than two (2) in number) as may be fixed by the Board. The Committee shall select one of its members as its chairman (“the Chairman”) and shall hold its meetings at such times and places as the Chairman shall determine. The Committee shall keep records of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

Any member of such Committee shall be eligible to receive Options under the Option Plan while serving on the Committee, unless otherwise specified herein.

The Committee shall have full power and authority to recommend the Board regarding:

3.1	Designate The participants.

3.2
Determine the terms and provisions of respective Option agreements (which need not be identical) including, but not limited to, the number of shares in the Company to be covered by each Option, provisions concerning the time or times when and the extent to which the Options may be exercised and the nature and duration of restrictions as to transferability or restrictions constituting substantial risk of forfeiture.

3.3	Acceleration of the right of an Optionee to exercise, in whole or in part, any previously granted Option.

The Committee shall have full power and authority to:

3.4	Interpret the provisions and supervise the administration of the Option Plan;

3.5	Determine the Fair Market Value (as defined below) of the Shares (as defined below).

3.6	Determine any other matter which is necessary or desirable for, or incidental to administration of the Option Plan.

3.7	Designate Options as 102 Options or 3(i) Options.

Notwithstanding the above, the identity of each of the Optionees and the number of Shares covered by each Option must be ratified by the Board.

The Board Committee shall have the authority to grant, in its discretion, to the holder of an outstanding Option, in exchange for the surrender and cancellation of such Option, a new Option having a purchase price equal to, lower than or higher than the Purchase Price provided in the Option so surrendered and canceled, and containing such other terms and conditions as the Committee or the Board may prescribe in accordance with the provisions of the Option Plan.

All decisions and selections made by the Board or the Committee pursuant to the provisions of the Option Plan shall be made by a majority of its members except that no member of the Board or the Committee shall vote on, or be counted for quorum purposes, with respect to any proposed action of the Board or the Committee relating to any Option to be granted to that member. Any decision reduced to writing and signed by a majority of the members who are authorized to make such decision shall be fully effective as if it had been made by a majority at a meeting duly held.

The interpretation and construction by the Committee of any provision of the Option Plan or of any Option thereunder shall be final and conclusive unless otherwise determined by the Board.

Subject to the Company decision, each member of the Board or the Committee shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by him, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Option Plan unless arising out of such member's own fraud or bad faith, to the extent permitted by applicable law. Such indemnification shall be in addition to any rights of indemnification the member may have as a director or otherwise under the Company's Articles of Association, any agreement, any vote of shareholders or disinterested directors, insurance policy or otherwise.

“Fair Market Value” shall mean in the Plan, as of any date, the value of a Share determined as follows:

(i)
If the Shares are listed on any established stock exchange or a national market system, including without limitation the NASDAQ National Market system, or The NASDAQ SmallCap Market of the NASDAQ Stock Market , the Fair Market value shall be the closing sales price for such Shares (or the closing bid, if no sales were reported), as quoted on such exchange or system for the last market trading day prior to time of determination, as reported in the Wall Street Journal, or such other source as the Administrator deems reliable.

(ii)
If the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value shall be the mean between the high bid and low asked prices for the Shares on the last market trading day prior to the day of determination, or;

(iii)	In the absence of an established market for the Shares, the Fair Market Value thereof shall be determined in good faith by the Committee.

4.	DESIGNATION OF PARTICIPANTS

The persons eligible for participation in the Option Plan as recipients of Options shall include any employees, directors and consultants of the Company or of any Subsidiary of the Company now exists or hereafter is organized or acquired by the Company. The grant of an Option hereunder shall neither entitle the recipient thereof to participate nor disqualify him from participating in, any other grant of Options pursuant to this Option Plan or any other option or stock plan of the Company or any of its affiliates.

Notwithstanding anything in the Option Plan to the contrary, all grants of Options to directors and office holders (“Nosei Misra” - as such term is defined in the Companies Law, 1999 - the “Companies Law”) shall be authorized and implemented only in accordance with the provisions of the Companies Law, as in effect from time to time.

5.	TRUSTEE

The 102 Options which shall be granted under the Option Plan and/or any Shares issued upon exercise of such Options and/or other shares received subsequently following any realization of rights, shall be issued to a Trustee nominated by the Committee, and approved in accordance with the provisions of Section 102 (the “Trustee”) and held for the benefit of the Optionees. 102 Options and any Shares received subsequently following exercise of 102 Options, shall be held by the Trustee for a period of not less than two years (24 months) from the Date Of Grant.

Notwithstanding anything to the contrary, the Trustee shall not release any 102 Options which were not already exercised into Shares by the Optionee or release any Shares issued upon exercise of Options prior to the full payment of the Optionee’s tax liabilities arising from Options which were granted to him and/or any Shares issued upon exercise of such Options.

Upon receipt of the 102 Option, the Optionee will sign an undertaking to irrevocably exempt the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation with the Option Plan, or any Option or Share granted to him thereunder.

6.	SHARES RESERVED FOR THE OPTION PLAN; RESTRICTION THEREON

6.1
The Company has reserved ____ authorized but unissued Ordinary Shares nominal value NIS 1.00 per share, of the Company (the “Shares”), for purposes of the Plan, subject to adjustment as set forth in section 8 below. Any of such Shares which may remain unissued and which are not subject to outstanding Options at the termination of the Option Plan shall cease to be reserved for the purpose of the Option Plan, but until termination of the Option Plan the Company shall at all times reserve sufficient number of Shares to meet the requirements of the Option Plan. Should any Option for any reason expire or be canceled prior to its exercise or relinquishment in full, the Shares therefore subject to such Option may again be subjected to an Option under the Option Plan.

6.2
An Optionee who purchased Shares hereunder upon exercise of Options shall have no voting rights as a shareholder (in any and all matters whatsoever) until the consummation of a public offering of the Company's shares (an "IPO"). Until an IPO, such Shares shall be voted by an irrevocable proxy pursuant to the directions of the Board, such proxy irrevocably to be to the person or persons designated by the Board. All Shares issued upon exercise of the Options shall entitle the holder thereof to receive dividends and other distributions thereon.

6.3
Each Option granted pursuant to the Plan, shall be evidenced by a written agreement between the Company and the Optionee (“Option Agreement”), in such form as the Board or the Committee shall from time to time approve. Each Option Agreement shall state a number of the Shares to which the Option relates and the type of Option granted thereunder (whether a 102 Option or a 3(i) Option).

6.4	All Shares issued upon exercise of the Options shall entitle the holder thereof to receive dividends and other distributions thereon.

7.	OPTION PRICE

7.1
The Option Price of each Share subject to an Option or any portion thereof shall be determined by the Committee in its sole and absolute discretion in accordance with applicable law, subject to any guidelines as may be determined by the Board from time to time.

An Optionee who granted 102 Option shall waive 1.00 NIS of his salary payment, to the extent required by Section 102 of the Ordinance.

7.2
The Option price shall be payable upon the exercise of the Options in a form satisfactory to the Committee and in a case of 102 Options conforming to the requirements of Section 102, including without limitation, by cash or check. The Committee shall have the authority to postpone the date of payment on such terms as it may determine.

8.	ADJUSTMENTS

Upon the occurrence of any of the following described events, Optionee's rights to purchase Shares under the Option Plan shall be adjusted as hereafter provided:

8.1
In the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, while unexercised Options remain outstanding under the Option Plan, there shall be substituted for the Shares subject to the unexercised portions of such outstanding Options an appropriate number of shares of each class of shares or other securities of the successor company (or a parent or subsidiary of the successor company) which were distributed to the shareholders of the Company in respect of such shares, and appropriate adjustments shall be made in the purchase price per share to reflect such action, all as will be determined by the Committee whose determination shall be final.

8.2
Notwithstanding the above and subject to any applicable law, the Board or the Committee shall have full power and authority to determine that in certain Option Agreements there shall be a clause instructing that if in any such transaction as described in section 8.1 above, the successor corporation does not agree to assume the Options, the Vesting Periodss shall be accelerated .

8.3
If the Company is liquidated or dissolved while unexercised Options remain outstanding under the Option Plan, then all such outstanding Options may be exercised in full by the Optionees as of the effective date of any such liquidation or dissolution of the Company without regard to the installment exercise provisions of Paragraph 9(2), by the Optionees giving notice in writing to the Company of their intention to so exercise.

8.4
If the outstanding shares of the Company shall at anytime be changed or exchanged by declaration of a stock dividend (bonus shares), stock split, combination or exchange of shares, recapitalization, or any other like event by or of the Company, and as often as the same shall occur, then the number, class and kind of Shares subject to this Option Plan or subject to any Options therefore granted, and the option price, shall be appropriately and equitably adjusted so as to maintain the proportionate number of shares without changing the aggregate Option Price, provided, however, that no adjustment shall be made by reason of the distribution of subscription rights (rights offering) on outstanding stock. Upon happening of any of the foregoing, the class and aggregate number of Shares issuable pursuant to the Option Plan (as set forth in paragraph 6 hereof), in respect of which Options have not yet been exercised, shall be appropriately adjusted, all as will be determined by the Board whose determination shall be final.

8.5
Anything herein to the contrary notwithstanding, if prior to the completion of anIPO, all or substantially all of the shares of the Company are to be sold, or upon a merger or reorganization or the like, the shares of the Company, or any class thereof, are to be exchanged for securities of another Company, then in such event, each Optionee shall be obliged to sell or exchange, as the case may be, the Shares such Optionee purchased under the Option Plan, in accordance with the instructions then issued by the Board whose determination shall be final.

9.	TERM AND EXERCISE OF OPTIONS

9.1
Options shall be exercised by the Optionee by giving written notice to the Company, in such form and method as may be determined by the Company and the Trustee, when applicable, in accordance with the requirements of Section 102, which exercise shall be effective upon receipt of such notice by the Company at its principal office. The notice shall specify the number of Shares with respect to which the Option is being exercised.

9.2
Each Option granted under this Option Plan shall be exercisable following the exercise dates and for the number of Shares as shall be provided in exhibit B to the Option Agreement. However no Option shall be exercisable after the Expiration Date, as defined for each Optionee in the Optionee’s Option agreement.

9.3
Options granted under the Option Plan shall not be transferable by Optionees other than by will or laws of descent and distribution, and during an Optionee's lifetime shall be exercisable only by that Optionee.

9.4
The Options may be exercised by the Optionee in whole at any time or in part from time to time, to the extent that the Options become prior to the Expiration Date, and provided that, subject to the provisions of section 9.6 below, the Optionee is an employee or service provider of the Company or a Subsidiary or a Parent of the Company or a successor company or a subsidiary or a parent company of the successor company issuing or assuming the Options in a transaction described in section 7.1 of the Option Agreement, at all times during the period beginning with the granting of the Option and ending upon the date of exercise.

9.5
Subject to the provisions of section 9.6 below, in the event of termination of Optionee’s employment and/or service with the Company or a Subsidiary or a Parent of the Company or a successor company or a parent or a subsidiary company of the success or company issuing or assuming the Options in a transaction described in section 7.1 of the Option Agreement , all Options granted to him will immediately be expired. A notice of termination of employment and/or service shall be deemed to constitute termination of employment and/or service.

9.6
Notwithstanding anything to the contrary hereinabove, an Option may be exercised after the date of termination of Optionee's employment and/or service with the Company or any Subsidiary or a Parent of the Company thereof or a successor company or a parent or a subsidiary company of the successor company issuing or assuming the Options in a transaction described in section 7.1 of the Option Agreement, during an additional period of time beyond the date of such termination, but only with respect to the number of Options already vested at the time of such termination according to the Vesting Periods if:

9.6.1	Termination is without Cause (as defined below), in which event any Options still in force and unexpired may be exercised within a period of ninety (90) days from the date of such termination.

9.6.2
Termination is the result of death or disability of the Optionee, in which event any Options still in force and unexpired may be exercised within a period of twelve (12) months from the date of termination.

9.6.3
Prior to the date of such termination, the Committee shall authorize an extension of the terms of all or part of the Options beyond the date of such termination for a period not to exceed the period during which the Options by their terms would otherwise have been exercisable.

The term “Cause” shall mean for the purposes of the Plan: (i) conviction of any felony involving moral turpitude or affecting the Company; (ii) any refusal to carry out a reasonable directive of the CEO which involves the business of the Company or its affiliates and was capable of being lawfully performed; (iii) embezzlement of funds of the Company or its affiliates; (iv) any breach of the Optionee’s fiduciary duties or duties of care of the Company; including without limitation disclosure of confidential information of the Company; and (v) any conduct (other than conduct in good faith) reasonably determined by the Board of Directors to be materially detrimental to the Company.

9.7
To avoid doubt, the holders of Options shall not have any of the rights or privileges of shareholders of the Company in respect of any Shares purchasable upon the exercise of any part of an Option, nor shall they be deemed to be a class of shareholders or creditors of the Company for purpose of the operation of sections 350 and 351 of the Israeli Companies Law or any successor to such section, until registration of the Optionee as holder of such Shares in the Company’s register of members upon exercise of the Option in accordance with the provisions of this Plan.

9.8
Any form of Option Agreement authorized by the Option Plan may contain such other provisions as the Committee may, from time to time, deem advisable. Without limiting the foregoing, the Committee may, with the consent of the Optionee, from time to time cancel all or any portion of any Option then subject to exercise, and the Company's obligation in respect of such Option may be discharged by (i) payment to the Optionee of an amount in cash equal to the excess, if any, of the Fair Market Value of the Shares at the date of such cancellation subject to the portion of the Option so canceled over the aggregate purchase price of such Shares, (ii) the issuance or transfer to the Optionee of Shares of the Company with a Fair Market Value at the date of such transfer equal to any such excess, or (iii) a combination of cash and shares with a combined value equal to any such excess, all as determined by the Committee in its sole discretion.

10.	SHARES SUBJECT TO RIGHT OF FIRST REFUSAL

10.1	Notwithstanding anything to the contrary in the Articles of Association of the Company, none of the Optionees shall have a right of first refusal in relation with any sale of Shares in the Company.

10.2
Sale of Shares by the Optionees shall be subject to the right of first refusal of other shareholders as set forth in the Articles of Association of the Company. In the event that the Articles of Association of the Company shall not contain any provision regarding rights of first refusal, then, unless otherwise provided by the Board, until such time as the Company shall effectuate an IPO, the sale of Shares issuable upon exercise of an Option, shall be subject to a right of first refusal on the part of the Repurchaser(s). Repurchaser(s) means:(i) the Company, if permitted by applicable laws; ( ii) if the Company is not permitted by applicable laws , then any affiliate or Subsidiary of the Company designated by a unanimous decision is reached by the Board of Directors ; or ( iii) if no unanimous decision is reached by the Board of Directors , then the company existing shareholders (save, for avoidance of doubt , for other Optionee who already exercised their Options), pro rate in accordance with their shareholding. The optionee shall give a notice of sale (the “Notice”) to the Company in order to offer the Shares to the Repurchaser(s) .

The Notice shall specify the name of each proposed purchaser or other transferee (the “Proposed Transferee”), the number of Shares offered for sale, the price per Share and the payment terms. The Repurchaser(s) will be entitled for 30 days from the day of receipt of the Notice (the “30 Days Period”), to purchase all or part of the offered Shares. If by the end of the 30 Days Period not all of the offered Shares have been purchased by the Repurchaser( s), the Optionee will be entitled to sell such Shares at any time during the 90 days following the end of the 30 Days Period on terms not more favorable than those set out in the Notice, provided that the Proposed

Transferee agrees in writing that the provisions of this section shall continue to apply to the offered Shares by giving a written notice with repard to the above.

11.	DIVIDENDS

With respect to all Shares (in contrary to unexercised Options) issued upon the exercise of Options purchased by the Optionee, the Optionee shall be entitled to receive dividends in accordance with the quantity of such Shares, and subject to taxation according to the applicable law. During the period in which Shares issued to the Trustee on behalf of an Optionee, the cash dividends paid with respect thereto shall be paid directly to the Optionee - subject to the payment/withholding of the relevant tax.

12.	ASSIGNABILITY AND SALE OF OPTIONS

No Option, purchasable hereunder, whether fully paid or not, shall be assignable, transferable or given as collateral or any right with respect to them given to any third party whatsoever, and during the lifetime of the Optionee each and all of such Optionee's rights to purchase Shares hereunder shall be exercisable only by the Optionee.

As long as the Shares are held by the Trustee in favor of the Optionee, than all rights the last possesses over the Shares are personal, can not be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution.

13.	TERM OF THE OPTION PLAN

The Option Plan shall be effective as of the day it was adopted by the Board and shall terminate at the end of ten years from such day of adoption.

14.	AMENDMENTS OR TERMINATION

The Board may at any time , but after consultation with the Trustee, amend, altersuspend or terminate the Plan. No amendment , alteration , suspension or termination of the Plan shall impair the rights of any Optionee, unless mutually agreed otherwise between the Optionee and the Committee, which agreement must be in writing and signed by the Optionee and the Company. Termination of the Plan shall not affect the Committee’s ability to exercise the powers granted to it hereunder with respect to Options granted under the Plan prior to the date of such termination.

15.	GOVERNMENT REGULATIONS

The Option Plan, and the granting and exercise of Options hereunder, and the obligation of the Company to sell and deliver Shares under such Options, shall be subject to all applicable laws, rules, and regulations, whether of the State of Israel or of the United States or any other State having jurisdiction over the Company and the Optionee, including the registration of the Shares under the United States Securities Act of 1933, and to such approvals by any governmental agencies or national securities exchanges as may be required.

16.	CONTINUANCE OF EMPLOYMENT

Neither the Option Plan nor the Option Agreement with the Optionee shall impose any obligation on the Company or a Subsidiary thereof, to continue any Optionee in its employ and/or service, and nothing in the Option Plan or in any Option granted pursuant thereto shall confer upon any Optionee any right to continue in the employ and/or service of the Company or a Subsidiary thereof or restrict the right of the Company or a Subsidiary thereof to terminate such employment and/or service at any time.

17.	GOVERNING LAW & JURISDICTION

This Option Plan shall be governed by and construed and enforced in accordance with the laws of the State of Israel applicable to contracts made and to be performed therein, without giving effect to the principles of conflict of laws. The competent courts of Tel-Aviv, Israel shall have sole jurisdiction in any matters pertaining to this Option Plan.

18.	TAX CONSEQUENCES

Any tax consequences arising from the grant or exercise of any Option, from the payment for Shares covered thereby or from any other event or act (of the Company, the Trustee or the Optionee), hereunder, shall be borne solely by the Optionee. The Company and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Optionee shall agree to indemnify the Company and the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Optionee.

The Committee and/or the Trustee shall not be required to release any Share certificate to an Optionee until all required payments have been fully made.

19.	NON-EXCLUSIVITY OF THE OPTION PLAN

The adoption of the Option Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangements or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock Options otherwise then under the Option Plan, and such arrangements may be either applicable generally or only in specific cases. For the avoidance of doubt, prior grant of options to Optionees of the Company under their employment agreements, and not in the framework of any previous option plan, shall not be deemed an approved incentive arrangement for the purpose of this section.

20.	MULTIPLE AGREEMENTS

The terms of each Option may differ from other Options granted under the Option Plan at the same time, or at any other time. The Committee may also grant more than one

Option to a given Optionee during the term of the Option Plan, either in addition to, or in substitution for, one or more Options previously granted to that Optionee.

EXHIBIT B

Terms of the Options

Name of the Optionee:	____________
Date of Grant:	____________
Designation:	102 Options ☐ / 3(i) ☐
1. Number of Options granted:	_____________
2. Price per Share:	_____________
3. Vesting Periods:

% of Options	Vesting Date
50%	At 1 January 2002
75%	At 1 January 2003
100%	At 1 January 2004

4. Expiration Date:	At 1 January 2006

_______________________	________________________
NAME	SIGNATURE